Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

January 2018

Members and Friends:

In late December you should have received a letter with the estimated K-1 results. Also, you should have received the notice regarding our Annual Member Meeting and Proxy information. Once you receive the Proxy card with return envelope, please mail it as soon as possible to ensure your representation at the meeting. The Annual Report and Annual Meeting materials are posted on our website. You will be able to request a copy of the materials to be mailed to you. You can always resubmit your vote if you elect to attend the Annual Meeting. The meeting is scheduled on February 16, 2018, 1:00 pm at the Treynor Community Center. Please plan to join us for lunch in celebration of our 10- year anniversary.

Safety- We have had over 3,000 days (8+ years without a lost time day accident.)

The plant safety goal this fiscal year includes everyone submitting one safety suggestion each quarter to be reviewed by the Safety Manager and Safety Committee.

Financials- On December 18, 2017 we issued a press release announcing our financial results for the fiscal year ended September 30, 2017. Our annual Form 10-K was filed with the SEC that same day. These financials and press release can be accessed on our website www.sireethanol.com (click Investor Relations Tab). Our financial results are reported quarterly and annually. The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations- During the 4th fiscal quarter ending September 30, 2017, SIRE produced 33.1 million gallons of denatured ethanol. High temperatures were beating down on us during July. We managed through these times with great operations and good procedures. We did have an untimely outage of our chiller during July but bounced back with a successful month. In August, we brought on our new Cooling Tower addition (2 cells). This additional cooling will allow us to continue to operate at our 140 mgy air permit rates during hot months. In September, we closed the fiscal quarter and year strong with good production and high yields. We hit both record yields in ethanol conversion and corn oil extraction.

Human Resources and Training- We continue to have opportunities to share our plant and the story of ethanol as a clean, renewable fuel to several tour groups. We hosted a seed tour, Chamber Leadership courses for both Mills and Pottawattamie Counties, High School Manufacturing Days and Farm Credit Service of America to name just a few.

During December, Representative Dave Sieck, Representative Charlie McConkey, and Representative Jon Jacobsen visited the plant. We also coordinated with the Iowa Renewable Fuels Political Action Committees to distribute campaign donations.

We recently hosted our 2nd Red Cross blood drive. We have collected 26 pints of blood and potentially saved 78 lives to date.

Last month we delivered over $1500 in gifts and food gift cards to several individuals at the MICAH house. Our employees, Board and customers were very generous.

SIRE Newsletter – Volume VII Issue 4
This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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Markets- If you need or want to speak with a Merchandiser, you can contact the Bunge Merchandising team directly at the following numbers; Kristan Barta, 712-366-8830 for corn, DDGS and wet distillers; Dustin Ploeger, 712-366-8462, and Braiden Tom, 712-352-5017 can also help you with corn sales and distillers grain purchases. You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes- During this past fiscal year SIRE has continued to generate good margins and cash flow. We have worked hard to take advantage of good corn pricing, good ethanol margins, and a continued attractive distillers grain program; both wet and dry. During the past year we have made excellent progress reducing our debt. We will be presenting these results at the Annual Meeting.

In November 2017 the USEPA issued the final ruling to require 15.0 billion gallons of corn ethanol in 2018 which was good news.

Also, $6.7 million of member distributions have been mailed this week which is $500/unit.

I hope you all take note of the Annual Report and Proxy Statement as posted on our SIRE website, and that you vote your proxy card. We want each of you to participate in the affairs of the company. I hope to see you at the Annual Meeting, February 16, 2018, 1 pm, at the Treynor Community Center, Treynor, IA.

SIRE has elected to partner with the U.S. Fish & Wildlife Service relating to national and regional conservation efforts. We have agreed to grow 7 acres of several different native grasses and plants for the next 10 years as a wildlife habitat improvement program.

We hope to see several of you at our booth at the Ag Expo at CenturyLink February 28th and March 1st.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support
Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume VII Issue 4
This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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